EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Advanced Emissions Solutions, Inc. of our report dated March 6, 2017 relating the financial statements of Tinuum Group, LLC as of December 31, 2016 and 2015, and the related statements of operations, members' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, appearing in the 2016 Annual Report to Shareholders and included in the Annual Report on Form 10-K of Advanced Emissions Solutions, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Denver, Colorado
June 29, 2017